UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 27, 2008

CastlePoint Holdings, Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-33374	n/a
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)
Victoria Hall, 11 Victoria Street, Hamilton, Bermuda	HM 11
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(441) 294-6409

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

CastlePoint Reinsurance Company, Ltd. (“CPRe”), a Bermuda based subsidiary of CastlePoint Holdings, Ltd. (“CastlePoint”) today entered into a definitive Stock Purchase Agreement to purchase all of the issued and outstanding shares of the common stock of HIG, Inc. (“Hermitage”).  CPRe will pay $27 million in cash plus the closing book value of Hermitage to Brookfield US Corporation, the seller and a subsidiary of Brookfield Asset Management Inc.  The total cash consideration is expected to be approximately $135 million with no external financing required.

The parties agreed to customary representations, warranties and covenants in the Stock Purchase Agreement. In addition, CPRe agreed, subject to certain limitations, to indemnify Hermitage for breaches of its representations, warranties and covenants. The parties have the right to terminate the Stock Purchase Agreement under certain circumstances. The transaction is expected to be completed in late December of 2008, subject to the satisfaction of certain conditions.

CPRe today also entered into a definitive Asset Purchase Agreement with Tower Insurance Company of New York, Tower National Insurance Company, Preserver Insurance Company, Tower National Insurance Company, Preserver Insurance Company, Mountain Valley Insurance Company, Northeast Insurance Company, and Tower Risk Management Corp., each a subsidiary of Tower Group, Inc. (“Tower”) to sell the operating assets of Hermitage to Tower’s subsidiaries.  Tower’s subsidiaries will pay $16 million in cash for the operating assets of Hermitage.  The operational assets are comprised of rights to policy renewals and producer appointments. .

Tower and CastlePoint do not expect to consummate this renewal rights transaction unless Tower’s acquisition of CastlePoint is not consummated or is delayed.  If this renewal rights transaction were to close, Tower and CastlePoint have also agreed to extend all of the reinsurance, management and service agreements between the two companies or their respective subsidiaries for one additional year upon their expiration, currently scheduled for March 31, 2010, at commission and management fee terms which have been set to approximate current market terms, provided that, under certain limited circumstances, the extension will be for 6 months.

The parties agreed to customary representations, warranties and covenants relating to the operating assets of Hermitage. In addition, the parties agreed, subject to certain limitations, to indemnify each other for breaches of their respective representations, warranties and covenants. The parties have the right to terminate the Asset Purchase Agreement under certain circumstances. The transaction is also expected to be completed in late December of 2008, subject to the satisfaction of certain conditions, including completion of the purchase all of the issued and outstanding shares of the common stock of Hermitage.

Both transactions are subject to customary regulatory approvals.

Tower and CastlePoint are related parties.  Tower beneficially owns 9.3% of CastlePoint’s common shares.  CastlePoint is party to a master agreement, certain reinsurance agreements, management agreements and service and expense sharing agreements with Tower, or its insurance subsidiaries, as more fully described in our Definitive Proxy Statement under the heading “Related Party Transactions” filed with the Securities and Exchange Commission on April 29, 2008.

ITEM 8.01     OTHER EVENTS

On August 27, 2008, CastlePoint jointly with Tower issued a press release entitled “Tower and CastlePoint to Acquire Hermitage Insurance Group” in which, inter alia, they announced that CastlePoint has entered into a definitive agreement to acquire Hermitage, that Tower will purchase Hermitage’s operating assets from CastlePoint in the event the acquisition by Tower of CastlePoint is not consummated or is delayed, and Tower and CastlePoint will jointly host a conference call and webcast on August 27 at 2:00 PM (eastern time) to discuss these transactions.  The press release is attached hereto as Exhibit 99.1, and the investor presentation slides to be discussed during the conference call and webcast are attached hereto as Exhibit 99.2.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1:       Press Release dated August 27, 2008 entitled “Tower and CastlePoint to Acquire Hermitage Insurance Group”

Exhibit 99.2:       Investor Presentation Slides to be discussed during the teleconference and  webcast on August 27, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CastlePoint Holdings, Ltd.

Date:	August 27, 2008

/s/ Joel S. Weiner
Senior Vice-president and Chief Financial Officer

Exhibit index

Exhibit 99.1:       Press Release dated August 27, 2008 entitled “Tower and CastlePoint to Acquire Hermitage Insurance Group”

Exhibit 99.2:       Investor Presentation Slides to be discussed during the teleconference and  webcast on August 27, 2008.